Exhibit 4.3

FOURTH SUPPLEMENTAL INDENTURE

THIS FOURTH SUPPLEMENTAL INDENTURE, dated as of September 16, 2014 (this “Supplemental Indenture”), is by and among Syniverse Holdings, Inc., a Delaware corporation (as successor to Buccaneer Merger Sub, Inc.) (the “Issuer”), each of the parties identified as a New Subsidiary Guarantor on the signature pages hereto (each, a “New Subsidiary Guarantor” and collectively, the “New Subsidiary Guarantors”) and Wilmington Trust, National Association (as successor by merger to Wilmington Trust, FSB), as trustee (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Issuer and the Trustee are parties to an indenture dated as of December 22, 2010, as supplemented on January 13, 2011 by the First Supplemental Indenture, on July 29, 2013 by the Second Supplemental Indenture and on June 12, 2014 by the Third Supplemental Indenture (the “Indenture”), providing for the issuance of the Issuer’s 9.125% Senior Notes due 2019 (the “Notes”);

WHEREAS, the Indenture provides that under certain circumstances the New Subsidiary Guarantors shall execute and deliver to the Trustee a supplemental indenture pursuant to which the New Subsidiary Guarantors shall unconditionally guarantee all of the Issuer’s obligations under the Notes and the Indenture on the terms and conditions set forth herein; and

WHEREAS, pursuant to Section 9.1 – Amendments Without Consent of Holders of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Issuer, the New Subsidiary Guarantors and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

1. Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2. Agreements to Become Guarantors. Each of the New Subsidiary Guarantors hereby unconditionally guarantees the Issuer’s obligations for the due and punctual payment of the principal of, premium, if any, and interest on all the Notes and the performance and observance of each other obligation and covenant set forth in the Indenture to be performed or observed on the part of the Issuer, on the terms and subject to the conditions set forth in Article 10 – Guarantees of the Indenture and agrees to be bound by all other provisions of the Indenture and the Notes applicable to a Guarantor therein.

3. Ratification of Indenture; Supplemental Indenture Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

4. No Recourse Against Others. No director, officer, employee, incorporator or stockholder of the Issuer or Holdings or any other direct or indirect parent or any New Subsidiary Guarantor, as such, will have any liability for any obligations of the Issuer or the New Subsidiary Guarantors under the Notes, the Indenture, the Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes, by accepting a Note, waives and releases all such liability. This waiver and release are part of the consideration for issuance of the Notes. This waiver may not be effective to waive liabilities under the federal securities laws.

5. Notices. For purposes of Section 12.1 – Notices of the Indenture, the address for notices to each of the New Subsidiary Guarantors shall be:

c/o Syniverse Holdings, Inc.

8125 Highwoods Palm Way

Tampa, FL 33647

Facsimile: (813) 637-5000

Attention: Laura E. Binion, Esq.

6. Governing Law. This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to the applicable principles of conflicts of law to the extent that the application of the laws of another jurisdiction would be required thereby. This Supplemental Indenture is subject to the provisions of the Trust Indenture Act that are required to be part of the Indenture and this Supplemental Indenture and shall, to the extent applicable, be governed by such provisions.

7. Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together shall represent the same agreement. Delivery of an executed counterpart of a signature page to this Supplemental Indenture by telecopier, facsimile or other electronic transmission (i.e. a “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart thereof.

8. Effect of Headings. The section headings herein are for convenience only and shall not affect the construction hereof.

9. The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by each of the New Subsidiary Guarantors.

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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

SYNIVERSE HOLDINGS, INC.

By:	/s/ Laura E Binion
Name: Laura Binion Title: General Counsel and Secretary

AICENT HOLDINGS CORPORATION, AICENT INTERMEDIATE HOLDINGS CORPORATION, AICENT, INC., AICENT INTERNATIONAL INC., each as a New Subsidiary Guarantor

By:	/s/ Laura E Binion
Name: Laura Binion Title: Chief Financial Officer, Treasurer and Secretary

[Signature Page to Fourth Supplemental Indenture]

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Lynn M. Steiner
Name: Lynn M. Steiner Title: Vice President

[Signature Page to Fourth Supplemental Indenture]